For Immediate Release

American Axle & Manufacturing
Updates Outlook for 2004

Detroit, Michigan, September 9, 2004 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced an update to its earnings outlook for 2004. Due to the impact of lower production volumes scheduled by its customers for the rest of the year and the higher net cost of its purchased metal market commodities, AAM now expects full year 2004 earnings to range from $3.40 per share to $3.50 per share, excluding the impact of the one-time charge of $23.5 million or $0.28 per share related to debt refinancing and redemption activities in the first quarter of 2004. AAM also announced that it expects to achieve its previously announced estimate of approximately $200 million in positive free cash flow for 2004.

"Although we are optimistic about the overall state of the economy, the impact of higher oil, steel and metallic prices has slowed the pace of the general recovery and softened our customers’ production schedules in the second half of 2004. We continue to have success in our quality and productivity initiatives and will deliver solid earnings and cash flow performance in 2004," said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E. Dauch. "We are pleased that our significant and growing R&D effort is paying off in the form of new contracts that will enable AAM to serve new customers and new markets with exciting new products. Coupled with the initiation of our quarterly dividend and stock repurchase program earlier in the year, AAM has made great progress toward achieving its strategic objectives in 2004."

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, India, Japan, Mexico and Scotland.

Certain statements contained in this press release are "forward-looking statements" and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution.

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Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

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For more information.

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com